Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Denny’s Corporation:

We consent to incorporation by reference in Denny’s Corporation’s Registration Statements (Nos. 333-53031, 333-58169, 333-58167, 333-95981 (such Registration Statement also constitutes a post-effective amendment to Registration Statement No. 333-53031), and 333-103220) on Form S-8 of our report dated February 18, 2004, with respect to the consolidated balance sheet of Denny’s Corporation as of December 31, 2003, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the year ended December 31, 2003, which report is included in the 2003 annual report on Form 10-K of Denny’s Corporation.

/s/ KPMG LLP

Greenville, South Carolina

March 25, 2004